Exhibit 99.1

Contact:

Name: John Moreira or John Gavin

Phone: (781) 441-8338

For Immediate Release

NSTAR Reports Third Quarter Results for 2011

Boston, MA – November 4, 2011 – NSTAR (NYSE: NST) today reported earnings attributable to common shareholders of $97.6 million ($97.3 million excluding merger-related costs), or $0.94 per common share, for the third quarter of 2011, compared to $75.5 million, or $0.73 per share reported for the same period in 2010.  Last year’s third quarter included a one-time charge of $20.6 million, or $0.20 per share, related to a settlement with the Internal Revenue Service.  Excluding this item, earnings were $96.1 million, or $0.93 per share, for the third quarter of 2010.

Chairman, President and Chief Executive Officer Thomas J. May said, “The last few months have been eventful and difficult for our customers who were impacted by two historical storms.  First, Tropical Storm Irene hit in late August. It was the worst storm in almost 20 years – affecting nearly half of our customers – requiring an extensive restoration effort that we quickly mobilized.  This event was followed more recently by an unprecedented late October Nor’easter that brought heavy, wet snow and strong winds to our region.  I am extremely proud of the way our employees demonstrated their commitment to our customers during these historic storms as they do throughout the year.  Customers are certainly noticing this strong commitment as reflected in NSTAR’s recent, very strong J.D. Power & Associates customer satisfaction rankings.”

“We continue to make progress on our pending merger with Northeast Utilities.  Hearings before the Massachusetts Department of Public Utilities were held in July and earlier this week, the briefing process was completed.  I am confident that we have met the Department’s “net benefit” standard of review and that the merger will provide significant benefits for customers and the regional economy.  While we believe that the merger can be completed in 2011, it is possible that the closing could be delayed until early 2012,” said May.

The current quarter increase in earnings of $0.01 per share reflects higher transmission revenue as a result of the continued investment in transmission operations, and the recovery of lost base revenues that mitigates the negative impact that increased energy efficiency spending has on electric sales.  The impact of these factors was primarily offset by a decline in electric sales.  The sales decline of 2.1% reflects the impact of continued customer conservation as well as the relatively cool summer weather as cooling degree days declined by 3%.  Other factors that had an impact on earnings are summarized in the table on the following page.

- more -

A reconciliation of third quarter results is as follows:

EPS – Q3 2010 before tax settlement, net		$0.93
Increase in transmission revenue	$0.04
Increase in lost base revenues from energy efficiency programs	0.03
Increase in revenues from telecommunications operations	0.01	0.08

Decrease in electric sales	(0.05)
Increase in depreciation and property taxes	(0.01)
Higher operations and maintenance	(0.01)	(0.07)
		0.01
Reported EPS – Q3 2011		$0.94

Comparative unaudited results for the third quarter and year-to-date periods were as follows:

	Three months ended September 30:
Financial Data (in thousands, except per share data)	2011	2010	% Change
Operating revenues from continuing operations	$809,058	$798,477	1.3%

Net income from continuing operations (excluding merger- related costs)	$97,775	$97,243	0.5%
Expense from discontinued operations, net of tax (1)	-	(105)
Less: Preferred stock dividends of subsidiary	490	490	-%
Net income before merger-related costs, net and tax settlement, net	97,285	96,648	0.7%
Merger-related costs, net of tax (2)	276	-
Tax settlement, net (3)	-	(20,601)
Total	97,561	76,047	28.3%
(Loss) gain on sale of discontinued operations, net	-	(509)
Net income attributable to common shareholders	$97,561	$75,538	29.2%

Weighted average number of common shares - diluted	103,975	103,805	0.2%

Earnings per diluted common share:
Continuing operations (excluding merger-related costs)	$0.94	$0.93	1.1%
Discontinued operations (1)	-	-
EPS before merger-related costs, net and tax settlement, net	0.94	0.93	1.1%
Tax settlement, net (3)	-	(0.20)
(Loss) gain on sale of discontinued operations, net	-	-
Total earnings per diluted common share	$0.94	$0.73	28.8%
Dividends paid per common share	$0.425	$0.40	6.3%
(1)		Relates to the sale of NSTAR’s district energy operations completed in June 2010.
(2)		Relates to costs associated with the pending merger with Northeast Utilities.
(3)		Relates to a one-time charge associated with an income tax settlement recorded in the third quarter of 2010.

- more -

	Nine months ended September 30:
Financial Data (in thousands, except per share data)	2011	2010	% Change
Operating revenues from continuing operations	$2,253,167	$2,222,569	1.4%

Net income from continuing operations (excluding merger- related costs)	$222,176	$212,746	4.4%
Income from discontinued operations, net of tax (1)	-	7,005
Less: Preferred stock dividends of subsidiary	1,470	1,470	-%
Net income before merger-related costs and one time items In 2010	220,706	218,281	1.1%
Merger-related costs, net of tax (2)	(5,601)	-
Tax settlement, net (3)	-	(20,601)
Gain on sale of discontinued operations, net	-	108,600
Net income attributable to common shareholders	$215,105	$306,280	(29.8)%

Weighted average number of common shares - diluted	103,988	105,659	(1.6)%

Earnings per diluted common share:
Continuing operations (excluding merger-related costs)	$2.12	$2.00	6.0%
Discontinued operations (1)	-	0.07
EPS before merger-related costs and one-time items in 2010	2.12	2.07	2.4%
Merger-related costs, net (2)	(0.05)	-
Tax settlement, net (3)	-	(0.20)
Gain on sale of discontinued operations, net (1)	-	1.03
Total earnings per diluted common share	$2.07	$2.90	(28.6)%
Dividends paid per common share	$1.275	$1.20	6.3%

(1)	Relates to the sale of NSTAR’s district energy operations completed in June 2010.
(2)	Relates to costs associated with the pending merger with Northeast Utilities.
(3)	Relates to a one-time charge associated with an income tax settlement recorded in the third quarter of 2010.

More detailed financial information will be provided in NSTAR’s Quarterly Report on Form 10-Q that is expected to be filed with the Securities and Exchange Commission on or about November 4, 2011.

Webcast

Please note that we are planning to web cast a joint presentation with Northeast Utilities at Edison Electric Institute’s 46th Financial Conference in Lake Buena Vista, Florida on Monday, November 7, 2011 at 7:00 a.m. Eastern Time.  To access this webcast, go to www.nstar.com and select “Investor Relations.”  A copy of the presentation will be available on our website.

Forward-Looking Statements

This earnings release contains forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. These statements are based on the current expectations, estimates or projections of management, and are not guarantees of future performance.  Actual results could differ materially from these statements.

Examples of some important factors that could cause our actual results or outcomes to differ materially from those discussed in the forward-looking statements include, but are not limited to, the following: adverse financial market conditions including changes in interest rates and the availability and cost of capital; adverse economic conditions; changes to prevailing local, state and federal governmental policies and regulatory actions (including those of the Massachusetts Department of Public Utilities, other state

- more -

regulatory agencies, and the Federal Energy Regulatory Commission) with respect to allowed rates of return, rate structure, continued recovery of regulatory assets and energy costs, financings, municipalization, and operation and construction of facilities; acquisition and disposition of assets; changes in tax laws and policies, and changes in, and compliance with, environmental and safety laws and policies; new governmental regulations or changes to existing regulations that impose additional operating requirements or liabilities; changes in available information and circumstances regarding legal issues and the resulting impact on our estimated litigation costs; weather conditions that directly influence the demand for electricity and natural gas; impact of continued cost control processes on operating results; ability to maintain current credit ratings; impact of uninsured losses; impact of adverse union contract negotiations; damage from major storms and other natural events or disasters; impact of conservation measures and self-generation by our customers; changes in financial accounting and reporting standards; changes in hazardous waste site conditions and the cleanup technology; prices and availability of operating supplies; failures in operational systems or infrastructure, or those of third parties, that could disrupt, result in the disclosure of confidential information or otherwise adversely affect financial reporting and/or the Company’s reputation; catastrophic events that could result from terrorism, cyber attacks, or attempts to disrupt the Company’s businesses, or the businesses of third parties, that may impact operations in unpredictable ways and adversely affect financial results and liquidity; impact of service quality performance measures; impact of the expected timing, likelihood of completion of the pending merger with Northeast Utilities, any of which could be adversely affected by, among other things (i) the timing, receipt and terms and conditions of any required governmental and regulatory approvals of the pending merger, (ii) litigation brought in connection with the pending merger, (iii) the ability to maintain relationships with customers, employees or suppliers as well as the ability to successfully integrate the businesses and (iv) the risk that the credit ratings of the combined company or its subsidiaries may be different from what the companies expect.

Any forward-looking statement speaks only as of the date of this earnings release and NSTAR undertakes no obligation to publicly update forward-looking statements, whether as a result of new information, future events, or otherwise.  You are advised, however, to consult any further disclosures we make in our filings to the Securities and Exchange Commission.  Other factors, in addition to those listed here, could also adversely affect NSTAR.

Profile

NSTAR, headquartered in Boston, is an energy delivery company with annual revenues of approximately $3 billion and assets of $8 billion that serves 1.4 million customers in Massachusetts, including approximately 1.1 million electric distribution customers in 81 communities and 300,000 natural gas distribution customers in 51 communities.  For more information, go to www.nstar.com.

- end -